IDX Funds 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1 2022, relating to the financial statements and financial highlights of the IDX Risk- Managed Bitcoin Strategy, a series of IDX Funds, for the period ended December 31, 2021, and to the references to our firm in this Registration Statement on Form N-1A of IDX Commodity Opportunities Fund, a series of IDX Funds, under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 18, 2022

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board